Exhibit 95.1
Mine Safety Disclosure
    In July 2010, the U.S. Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires certain disclosures by companies that are required to file periodic reports under the Securities Exchange Act of 1934 and operate mines regulated under the Federal Mine Safety and Health Act of 1977 (“FMSHA”). The following mine safety information is provided pursuant to this legislation for the quarterly period ended June 30, 2016.

Three of the Company's mines, the Kensington mine, Rochester mine, and Wharf mine, are subject to FMSHA. The FMSHA is administered by the Mine Safety and Health Administration (“MSHA”).

Mine or Operating Name	Section 104 S&S Citation[1] (#)	Section 104 (b) Orders (#)	Section 104 (d) Citations and Orders (#)	Section 110 (b) (2) Violations (#)	Section 107 (a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed[2] ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (Yes/No)	Received Notice of Potential to Have Pattern Under Section 104(e) (Yes/No)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)

Kensington	5	—	—	—	—	$14,019	—	NO	NO	7	—	—

Rochester	8	—	1	—	—	$6,755	—	NO	NO	1	—	—

Wharf	.	—	—	—	—	$0	—	NO	NO	1	—	—

Totals	13	—	1	—	—	$20,774	—	NO	NO	9	—	—
1.The Kensington mine received a citation during the second quarter that was vacated by MSHA before the end of the second quarter and therefore was omitted from this exhibit.
2.The total dollar value of the Proposed Assessments includes all assessments received during the quarter.